Exhibit 99.1

CALIBER LAUNCHES CORE+ GROWTH & INCOME FUND
SCOTTSDALE, Ariz., June 15, 2023 – CaliberCos Inc. (NASDAQ: CWD), a leading fully integrated alternative asset manager, announced today the launch of its Core+ Growth & Income Fund ("the Fund" or "Issuer"), an income fund targeting investments in a diversified portfolio of real estate properties, real estate-related equity investments, and other real estate-related assets located in high-growth markets across the Southwest U.S. The Fund offers investors the opportunity to enjoy a certain level of liquidity, coupled with the potential returns of a moderate risk growth and income fund.

Core Plus investing in commercial real estate is a strategy through which investors have the opportunity to earn steady income from their investment, while simultaneously taking on additional risk to potentially earn higher returns. Caliber’s Core+ Fund will target investments in a "core" portfolio of stable, income-generating properties, such as apartment complexes, industrial, medical, and retail buildings. The "plus" part of the strategy refers to Caliber’s ability to capitalize on assets that are underperforming, under managed, and/or underpriced, located in Southwestern growth markets.

"The attributes of this Fund reflect what our investors are looking for," said Chris Loeffler, Chief Executive Officer of Caliber. "In today’s uncertain environment, they are increasingly seeking to diversify their portfolios with investment opportunities that offer more liquidity and differentiate risks across different real estate assets. Our Core+ Growth and Income Fund will provide our investors with a more balanced approach to liquidity and attractive risk-adjusted returns. Furthermore, as a new fund, it is not burdened with legacy assets that may have lost value in the recent economic downturn."

Caliber will seek to opportunistically acquire cash-flowing real estate assets for the Fund at a discount to perceived current market value through its proprietary acquisition platform.

"We see an opportunity to leverage Caliber’s historical knowledge investing in auction properties, non-performing loans, bank-owned properties, and other distressed strategies to find the right entry point for purchases. Many assets today are performing well financially, but the debt, or the current sponsor, is in some form of distress," stated Jennifer Schrader, President of Caliber. "Now is the time to re-enter the market with fresh capital and start solving problems."

The Fund will accumulate a diversified portfolio of real estate assets, including multifamily, industrial, medical, and retail. In addition, up to 25% of the Fund will be invested in publicly traded real estate investment trust ("REIT") securities managed by the Fund’s sub-advisor, Chilton Capital Management.

The minimum investment in the Fund is $50,000, and the Fund has been structured to accept qualified monies such as IRAs.

Caliber’s Core+ offers liquidity through quarterly redemption opportunities and a perpetual term. The Fund offers a differentiated investment strategy from Caliber’s established funds, including Caliber Tax Advantaged Opportunity Zone Fund II, LLC and Caliber Opportunistic Growth Fund III, LLC, which are aggressive growth funds. Caliber’s Core+ Growth & Income Fund will invest in cash-flowing assets that are expected to generate regular dividends to the Fund’s investors, with upside through appreciation.

Due to an anticipated influx of opportunistically priced assets over the next 18 to 24 months, Caliber is offering Founder’s shares to the initial investors in the Fund. Under this structure, the first $25 million invested will receive a 10% discount and the remainder of the Fund will be sold at par.

This information does not constitute an offering of, nor does it constitute the solicitation of an offer to buy, securities of the Issuer. This information is provided solely to introduce the Issuer to the recipient and to determine whether the recipient would like additional information regarding the Issuer and its anticipated plans. Any investment in the Issuer or sale of its securities will only take place pursuant to an appropriate, private placement memorandum and a detailed subscription agreement. An investment is suitable only for persons of substantial net worth that are willing, and have the financial capability, to bear the economic risk of an investment for an indefinite period of time. Past performance is not necessarily indicative of future results and there is no assurance that the offering will achieve its objectives or avoid significant losses. There is no public market for the securities and the Issuer is not required to redeem the units. Investors should consult their own financial professional for advice specific to them.

About Caliber

Caliber is a leading vertically integrated alternative asset management firm whose purpose is to build generational wealth for investors seeking access to opportunities in middle-market assets. Caliber differentiates itself by creating, managing, and servicing proprietary products, including middle-market investment funds, private syndications, and direct investments which are managed by our in-house asset services group. Our funds include investment vehicles focused primarily on real estate, private equity, and debt facilities. We market our services through direct sales to private investors, wholesaling to investment advisers, direct sales to family offices and institutions, and through in-house client services. Additional information can be found at Caliberco.com and Caliber Funds.co.

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Contacts
Caliber:
Samantha Vrcic
+1 480-295-7600
Samantha.Vrcic@caliberco.com

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